FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Jonathan Doorley/Emily Deissler
Sard Verbinnen & Co
212-687-8080
VECTOR GROUP REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

MIAMI, FL, April 30, 2013 - Vector Group Ltd. (NYSE: VGR) today announced financial results for the three months ended March 31, 2013.

First quarter 2013 revenues were $240.4 million, compared to revenues of $257.6 million in the first quarter 2012. The decline in revenues in 2013 was primarily due to decreased unit sales of approximately 10.7% in the 2013 period compared to the 2012 period, which was partially offset by higher pricing. Liggett's first quarter 2013 results had two fewer shipping days than its first quarter 2012 and, adjusting for two fewer shipping days, Liggett's volume would have declined by 7.7%. The Company recorded operating income of $43.1 million in the first quarter of 2013, compared to operating income of $33.4 million in the first quarter of 2012. Net loss for the 2013 first quarter was $1.7 million, or $(0.02) per diluted common share, compared to $7.7 million, or $(0.09) per diluted common share, in the 2012 first quarter. Adjusted EBITDA (as described below and in Table 2 attached hereto) was $40.7 million for the 2013 first quarter as compared to $37.0 million for the 2012 first quarter. The increase in Adjusted EBITDA for the three months ended March 31, 2013 as compared to the three months ended March 31, 2012 was primarily attributable to higher margins in the tobacco segment.

The results for the three months ended March 31, 2013 included a pretax loss of $21.5 million related to the extinguishment of the Company's 11% Senior Secured Notes due 2015 that was offset by a pre-tax gain of $3.0 million from changes in the fair value of derivatives embedded within convertible debt and $5.6 million of pre-tax income resulting from the settlement of a long-standing dispute related to the Master Settlement Agreement. Adjusting for these items, first quarter 2013 net income was $6.6 million or $0.07 per diluted share. The results for the three months ended March 31, 2012 included pre-tax losses from changes in the fair value of derivatives embedded within convertible debt of $21.1 million. Adjusting for the pre-tax losses, first quarter 2012 net income was $5.4 million or $0.06 per diluted share.

For the three months ended March 31, 2013, the Company's tobacco business had revenues of $240.4 million compared to $257.6 million for the three months ended March 31, 2012. Operating income was $47.2 million for the first quarter of 2013, compared to $37.5 million for the first quarter of 2012. The results for the three months ended March 31, 2013 included pre-tax income of $5.6 million related to the settlement of a long-standing dispute related to the Master Settlement Agreement. Adjusting for the pre-tax income, first quarter 2013 operating income was $41.6 million, an 11% increase over the year ago first quarter.

Adjusted EBITDA is a financial measure not prepared in accordance with generally accepted accounting principles (“GAAP”). The Company believes that Adjusted EBITDA is an important measure that supplements discussions and analysis of its results of operations and enhances an understanding of its operating performance. The Company believes Adjusted EBITDA provides investors and analysts with a useful measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Management uses Adjusted EBITDA as a measure to review and assess operating performance of the Company's business and management and investors should review both the overall performance (GAAP net income) and the operating performance (Adjusted EBITDA) of the Company's business. While management considers Adjusted EBITDA to be important, it should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP, such as operating income, net income and cash flows from operations. In addition, Adjusted EBITDA is susceptible to varying calculations and the Company's measurement of Adjusted EBITDA may not be comparable to those of other companies. Attached hereto as Table 2 is information relating to the Company's Adjusted EBITDA for the three months ended March 31, 2013, and 2012, including a reconciliation of net income to Adjusted EBITDA for such periods.

Conference Call to Discuss First Quarter 2013 Results
As previously announced, the Company will host a conference call and webcast on Wednesday, May 1, 2013 at 11:00 A.M. (ET) to discuss first quarter 2013 results. Investors can access the call by dialing 800-859-8150 and entering 33024688 as the conference ID number. The call will also be available via live webcast at www.investorcalendar.com. Webcast participants should allot extra time before the webcast begins to register.

A replay of the call will be available shortly after the call ends on May 1, 2013 through May 15, 2013. To access the replay, dial 877-656-8905 and enter 33024688 as the conference ID number. The archived webcast will also be available at www.investorcalendar.com for 30 days.

Vector Group is a holding company that indirectly owns Liggett Group LLC and Vector Tobacco Inc. and directly owns New Valley LLC. Additional information concerning the company is available on the company's website, www.VectorGroupLtd.com.

[Financial Table Follows]
# # #

TABLE 1
VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended
	March 31,
	2013	2012

Revenues*	$240,402	$257,606

Expenses:
Cost of goods sold*	172,956	200,181
Operating, selling, administrative and general expenses	24,350	23,979
Operating income	43,096	33,446

Other income (expenses):
Interest expense	(33,376)	(26,252)
Loss on extinguishment of debt	(21,458)	—
Change in fair value of derivatives embedded within convertible debt	3,049	(21,057)
Equity income from non-consolidated real estate businesses	481	2,863
Equity loss on long-term investments	(23)	(114)
Gain on sale of investment securities available for sale	5,406	—
Other, net	809	(68)

Loss before provision for income taxes	(2,016)	(11,182)
Income tax benefit	(335)	(3,492)

Net loss	(1,681)	(7,690)

Less: Net income (loss) attributable to non-controlling interest	—	—

Net loss attributed to Vector Group Ltd.	$(1,681)	$(7,690)

Per basic common share:

Net loss applicable to common shares attributed to Vector Group Ltd.	$(0.02)	$(0.09)

Per diluted common share:

Net loss applicable to common shares attributed to Vector Group Ltd.	$(0.02)	$(0.09)

Cash distributions and dividends declared per share	$0.40	$0.38

* Revenues and Cost of goods sold include excise taxes of $108,911 and $121,925, respectively.

TABLE 2
VECTOR GROUP LTD. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA
(Dollars in Thousands)
Unaudited

	Three Months Ended
	March 31,
	2013	2012

Net loss	$(1,681)	$(7,690)
Interest expense	33,376	26,252
Income tax benefit	(335)	(3,492)
Depreciation and amortization	2,596	2,771
EBITDA	$33,956	$17,841
Change in fair value of derivatives embedded within convertible debt (a)	(3,049)	21,057
Equity loss on long-term investments (b)	23	114
Gain on sale of investment securities available for sale	(5,406)	—
Equity income from non-consolidated real estate businesses (c)	(481)	(2,863)
Loss on extinguishment of debt	21,458	—
Stock-based compensation expense (d)	569	810
Impact of NPM Settlement (e)	(5,602)	—
Other, net	(809)	68
Adjusted EBITDA	$40,659	$37,027

a.	Represents income or losses realized as a result of changes in the fair value of the derivatives embedded in our convertible debt.

b.	Represents income or losses recognized on long-term investments that we account for under the equity method.

c.	Represents equity income realized from our investment in certain real estate businesses that are not consolidated in our financial results.

d.	Represents amortization of certain stock-based compensation.

e.	Represents the Company's tobacco business's settlement of a long-standing dispute related to the Master Settlement Agreement.